UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20245 SW 95th Avenue Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Forbearance No. 2, Limited Waiver and Modification to Loan and Security Agreement

On May 30, 2008 Bioject Medical Technologies Inc. (“Bioject”) entered into a Forbearance No. 2, Limited Waiver and Modification to Loan and Security Agreement (the “Forbearance Agreement”) with Partners For Growth, L.P. (“PFG”). Bioject is party to a loan term agreement with PFG dated August 31, 2007 with respect to a $500,000 term loan (the “Term Loan”). At May 31, 2008, there was $166,667 of principal outstanding on the Term Loan. Bioject and PFG had also entered into Forbearance No. 1, Limited Waiver and Modification to Loan and Security Agreement, dated November 19, 2007, as amended December 19, 2007 (the “Initial Forbearance”). Bioject acknowledges that it remained in default of the financial covenants as set forth in the Term Loan as of May 30, 2008. The forbearance period under the Initial Forbearance ended June 1, 2008.

The default on the Term Loan also constitutes an event of default under two other loan agreements that Bioject has outstanding with PFG. All such loans are referred to collectively as the “PFG Loans.”

Pursuant to the Forbearance Agreement, PFG has agreed to forbear, through no later than September 15, 2008 (the “Extended Forbearance Period”), and not declare an Event of Default or exercise other remedies under the PFG Loans for a Permitted Default, as defined in the Forbearance Agreement.

The Forbearance Agreement provides that the $1.25 million Term Loan and Security Agreement dated as of March 29, 2006 (the “Convertible Loan”) may be restructured as follows if Bioject complies with the terms of the Forbearance Agreement and no defaults occur under the PFG Loans:

•

If Bioject consummates an equity financing raising not less than $5.0 million in net proceeds by the end of the Extended Forbearance Period, PFG will amend the Convertible Loan to include a minimum liquidity financial covenant to the effect that Bioject’s ratio of (i) cash and cash equivalents, plus eligible accounts receivable to (ii) outstanding monetary obligations to PFG, shall equal or exceed 2:1, tested on a calendar monthly basis; or

•

If Bioject is unable to consummate (or abandons the active pursuit of) an equity financing raising not less than $5.0 million in net proceeds by the end of the Extended Forbearance Period, PFG will amend the convertible Loan to apply a monthly borrowing base formula to the Convertible Loan that is equal to 100% of Eligible Accounts plus 100% of Eligible Inventory (as defined in the Forbearance Agreement). Any excess of outstanding monetary obligations under the Convertible Loan over the formula-eligible borrowings would be required to be immediately repaid to PFG upon notice from PFG, at PFG’s sole option and would not be eligible for re-borrowing by Bioject. A minimum liquidity financial covenant, as defined above, would apply, but at a ratio of 1.25:1. The interest rate on the Convertible Loan would be at the Prime Rate plus 3%. Any reduction of principal amount due to repayment as required by these terms would reduce the amount of the Convertible Loan eligible for PFG to convert into Bioject’s common stock.

Bioject may not borrow under its existing revolving loan with PFG during the Extended Forbearance Period without PFG’s consent.

In addition, during the Extended Forbearance Period, this Forbearance Agreement amends the PFG Loans, other than the Convertible Loan, by reducing the interest rate specified in each such loan agreement by 3% per annum.

At the end of the Extended Forbearance Period, the only monetary obligation remaining outstanding with PFG will be the Convertible Loan. The Term Loan matures September 1, 2008 and our revolving loan and the December 2006 $500,000 term loan with PFG both mature June 11, 2008.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

(a)	See Item 1.01 Entry into a Material Definitive Agreement - Forbearance No. 2, Limited Waiver and Modification to Loan and Security Agreement above for disclosures required pursuant to this Item 2.04.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith and this list is intended to constitute the exhibit index:

10.1	Forbearance No. 2, Limited Waiver and Modification to Loan and Security Agreement dated November 19, 2007 between Bioject Medical Technologies Inc. and Partners For Growth II, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2008	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)

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